FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS FOURTH QUARTER

AND FULL YEAR 2010 RESULTS

31% sales increase 4Q10 vs. 4Q09

EPS up $0.85 4Q10 vs. 4Q09; up $0.66 excluding charges

CRANBURY, New Jersey – (February 7, 2011) – Innophos Holdings, Inc. (NASDAQ:  “IPHS”), a leading Specialty Phosphates producer in North America, today announced its financial results for the fourth quarter and full year 2010.

Fourth Quarter Results

•         Net sales for the fourth quarter 2010 were $192 million, a 31% increase over fourth quarter 2009 on 32% volume growth with Specialty Phosphates and GTSP & Other both contributing strongly.

•         Specialty Phosphates fourth quarter 2010 sales of $161 million increased 11% versus last year with volumes up 16%.  Prices were 1% above the third quarter 2010 on similar volume and 5% lower than year ago levels.

•         GTSP & Other sales at $31 million for the quarter were $29 million above the year ago level on favorable volumes and pricing.

•         Net income for the fourth quarter 2010 was $19.3 million which included an additional charge of $0.8 million ($0.03 per share) to update, as required, the third quarter 2010 charge for expected future claims regarding Mexican water duties.  Excluding this charge, net income would have been $20.1 million for the fourth quarter 2010.  Net income for the fourth quarter 2009 was $0.2 million and included $5.0 million ($0.22 per share) of settlement charges on the resolution of a supplier dispute.   Excluding these charges, net income would have been $5.2 million for the fourth quarter 2009.

•         Diluted EPS for the fourth quarter 2010 was $0.86, compared to $0.01 for the fourth quarter 2009. Excluding the charges mentioned above, fourth quarter 2010 EPS would have been $0.89 compared to $0.23 in the year ago period.

2010 Results

•         Net sales for 2010 were $714 million, a 7% increase over 2009 on 21% volume growth.  Since the first quarter 2010, selling prices have improved moderately for Specialty Phosphates and significantly for GTSP & Other, but were still lower on average compared to 2009.

•         Specialty Phosphates sales of $641 million in 2010 increased 1% versus last year with volumes up 18% and prices down 17% against the 2009 average. The price decline was primarily in comparison to high first half 2009 pricing levels with a reducing impact through the year contributing to improving revenue growth.

•         GTSP & Other sales at $74 million for 2010 were more than double those achieved in 2009, with volumes up 69% and prices up 48%.

•         Net income for 2010 was $45.2 million and included charges of $12.5 million ($0.56 per share) for expected future claims regarding Mexican water duties and $7.1 million ($0.32 per share) for call premiums and accelerated deferred financing charges related to a mid-year refinancing.  Excluding these charges, net income would have been $64.8 million for 2010.  Net income for 2009 was $63.1 million and included $5.0 million ($0.23 per share) of settlement charges on the resolution of a supplier dispute.  Excluding these charges, net income would have been $68.1 million for 2009.

•         Diluted EPS for 2010 was $2.02 compared to $2.87 in 2009.  Excluding the charges mentioned above, EPS would have been $2.90 in 2010, compared to $3.10 in the prior year.

Randy Gress, CEO of Innophos, commented on the results, “The fourth quarter’s results were driven by continued strong performance by our US & Canada Specialty Phosphates business, and a recovery, as expected, in GTSP & Other compared to the weather-affected third quarter following hurricane disruption to transportation in Mexico. Specialty Phosphates volume growth continued in the double digits, despite tougher prior year comparisons, and demand remains strong in all markets.  I am also pleased to report sequential pricing improvement, and we remain on track against our price increase and margin objectives.

“As I reflect on 2010, I am very proud of our company’s accomplishments during a year in which we largely completed our transformation of Innophos to an innovative ingredients supplier focused on food, beverage and pharmaceutical end markets, with a substantially improved supply chain and an expanded product platform capable of delivering global growth. Our improved business mix was key to helping us stabilize selling prices at the beginning of 2010 at a level 40% above fourth quarter 2007. We then began to increase prices as we correctly anticipated rising raw material costs. Our commitment to grow by focusing on new geographic markets allowed us to achieve increased exports from 12% of Specialty Phosphates sales in 2009 to 18% in 2010. We made significant strides in Mexico by successfully improving and diversifying our supply chain, while making important progress in bringing those operations inline with our broader focus on higher value products. As a result of our efforts, Mexico is positioned to be a solid contributor to Innophos going forward.

“In the US & Canada, our focus remains on customer product development for the high value food and beverage end markets, and we continued to achieve notable success. Our VersaCAL® Clear calcium phosphate for clear beverages won its category at the “Healthy Ingredients Europe” exhibition and we have seen several major customer product launches containing Innophos ingredients during the second half of 2010.

“As I look toward 2011, I am pleased with the overall strength of Innophos’ position and ability to serve the growing needs of the consumer oriented end markets.  With our improved production platform, strengthened balance sheet and reduced financing costs, we are very well positioned to deliver on our growth strategy in 2011 both organically and by acquisition if the right opportunities arise.”

Segment Results full year and fourth quarter 2010 versus 2009

Specialty Phosphates

Specialty Phosphates sales revenue was up 1% year over year with volumes up 18%.  Mexico volume improved 28% while US/Canada volume was up 16%.  Pricing was down 17% on the 2009 average primarily in comparison to high pricing levels at the beginning of the prior year.  For the quarter, Specialty Phosphates sales revenue was up 11% on 16% higher volumes, with Mexico contributing 29% volume growth and US/Canada volumes up 12%.

Full year operating income at $111 million was below 2009 levels due to lower selling prices, but fourth quarter 2010 was up $15 million against fourth quarter 2009 on higher volumes and selling prices only moderately below their fourth quarter 2009 levels.  Five million of the $15 million favorable variance was due to charges in the fourth quarter 2009 to settle a supplier dispute.  Operating income margin was 17% for all of 2010 and 18% in the fourth quarter compared to 22% for full year 2009 and 10% for fourth quarter 2009 (23% and 13% respectively when adjusted for the $5 million settlement charge).

US/Canada

US/Canada Specialty Phosphates performed well throughout 2010, with success in food and beverage markets driving strong Specialty Salts sales and the recovery of industrial markets benefiting Purified Phosphoric Acid.  Volumes increased 16% over full year 2009, with the unfavorable price comparison to 2009 resulting in sales revenue in line with the prior year. Fourth quarter 2010 revenues were 7% above fourth quarter 2009 on 12% higher volumes.

Full year 2010 operating income, at $101 million, was below 2009 on lower average pricing.  With the negative price comparison much reduced by the end of the year, and ongoing strong volume growth, fourth quarter operating income, at $27 million, was up $8 million compared to the fourth quarter 2009.  Operating income margin was 20% and 22%, respectively, for full year and fourth quarter 2010 compared to 25% and 16% for the comparable periods of 2009.

Mexico

The Specialty Phosphates business in Mexico showed significant improvement over 2009.  Volumes increased 28% for the full year 2010, which more than offset lower prices to deliver sales growth of 10%.  The fourth quarter 2010 continued the strong volume growth and, with prices close to fourth quarter 2009 levels, the business achieved revenue growth of 27%.  The recovery in the Mexico Specialty Phosphates business was across all product lines with strong results for higher grade phosphoric acid and specialty salts particularly encouraging.

Operating income, at $10 million for 2010, was down from 2009 on lower prices. Fourth quarter operating income at $2 million was up $7 million compared to the fourth quarter 2009 despite a $1 million impact from higher logistic costs relating to weather disruption at the end of the third quarter and $0.4 million from expected higher water rates.  Charges in the fourth quarter 2009 to settle a supplier dispute accounted for $5 million of the $7 million favorable variance.

GTSP & Other

GTSP & Other sales (primarily fertilizer co-product) more than doubled in 2010 compared to 2009 on 69% volume improvement and 48% price increases.  The fourth quarter 2010 improvement was more substantial, with volume up 11 times the fourth quarter 2009 and prices more than double the prior period level.  In comparison to the third quarter 2010, a strong order pattern included the benefit of a $9 million shipment that had previously been disclosed as delayed to the fourth quarter, plus further improvements in selling prices.

GTSP & Other recorded an operating loss of $16 million in 2010 compared to a $12 million loss in 2009.  The full year 2010 result included $21 million of charges for expected future claims regarding Mexican water duties which were fully charged to “Other”, while 2009 included $2 million of charges for the previously mentioned supplier dispute settlement.  Excluding these charges, operating income improved from a loss of $10 million in 2009 to a profit of $5 million for 2010.

Following the third quarter provision for expected future claims regarding Mexican water duties, the Company is required to update each quarter its estimate of interest, inflation and penalties on the expected claim, and to revalue the provision at current exchange rates. The combined impact was an increase in the provision during the fourth quarter by $1.0 million, or $0.8 million after tax. Excluding this charge from the current quarter and excluding the $2 million supplier dispute settlement noted above from the comparative period, fourth quarter 2010 operating income was $3 million better than fourth quarter 2009.

Recent Trends and Outlook

Specialty Phosphates year over year volume growth continued for the fourth quarter resulting in 11% revenue growth, which was slightly ahead of the 10% expectation. In addition to strong domestic demand, continued success in developing new markets resulted in a significant increase in export volumes with full year export revenue representing 18% of total Specialty Phosphates revenue, up from 12% in 2009. In support of the continued success of several growth initiatives, including working with food and beverage customers on opportunities to reduce the sodium content in consumer products, Innophos is investing in several debottlenecking investments designed to strengthen the Company’s capability and increase available capacity for the potassium and calcium phosphate product ranges in 2011. Ongoing volume strength is expected to continue, and combined with price increases, is expected to result in year over year Specialty Phosphates net sales growth rates for 2011 similar to, or better than, those achieved in the fourth quarter 2010.  Specialty Phosphates operating income margin for 2011 is expected to be similar to the full year 2010 average, except during the first quarter 2011, when margins are expected to be somewhat above this level for the reasons outlined below.

GTSP volume is expected to be strong for 2011, with pricing currently trending higher than the fourth quarter level.  As in prior years, quarterly volumes may vary from quarter to quarter in a wide range depending on shipment timing, with the first quarter typically a seasonally weaker quarter. On average, however, at current pricing levels, GTSP & Other is expected to deliver approximately $25 million revenue per quarter in 2011 at an operating income margin of approximately 15 percent.

With continued strong demand for phosphate fertilizers, the key Innophos raw materials, phosphate rock and sulfur, have risen steadily in 2010 and further increases in market prices are indicated for the first quarter 2011. At current first quarter 2011 market prices, management’s expectation is for year over year raw material cost increases at the upper end of the previously indicated $10 to $15 million range per quarter. Of this, $3 million was realized in the fourth quarter 2010; a similar increase is expected for the first quarter 2011 and the remaining increase is expected to take effect in the second quarter 2011.

With the business successfully increasing selling prices in line with market changes in raw material costs, but the lagged nature of purchase contracts delaying the catch up of costs of goods sold to market levels, operating income margins are expected to be 1 to 2 percentage points higher in first quarter 2011 than normalized levels, in spite of the impact of a scheduled maintenance turnaround at the Coatzacoalcos site during the first quarter.

Trends in raw material prices are difficult to predict into the second half of 2011; however, further increases are possible and the business expects to be able to increase selling prices further, if required, to cover higher purchase costs.

The Company has successfully reached agreement with three preferred phosphate rock suppliers on major terms for 2011 supply to the Coatzacoalcos facility. In addition to these primary sources, Innophos has options for other spot suppliers and will continue to qualify and develop additional new sources for potential future supply.

Capital expenditures for 2010 were $31 million and expectations are for approximately $40 million of spending in 2011.  Investment continues to be focused on debottlenecking US / Canada and Mexico Specialty Salts facilities and also on enhancing Mexico’s capability to process multiple grades of rock consistent with the Company’s supply chain diversification strategy. In addition, limited investment continues in order to evaluate Innophos’ Mexican phosphate rock concessions.  The Company is also continuing to invest in its ERP project, with management anticipating an implementation mid 2011.   Depreciation and amortization is expected to decline by $5 million for full year 2011 versus 2010, net of increases for the noted capital expenditures.

Net debt improved by $30 million in the quarter to $85 million at the end of the 2010 fourth quarter and strong cash flow generation is expected to continue in 2011.  The Company’s available financial resources are expected to allow management to continue with previously stated growth objectives including potential “bolt-on” acquisitions.

About Innophos Holdings, Inc.

Innophos is a leading North American producer of Specialty Phosphates products, offering performance-critical ingredients with applications in food, beverage, pharmaceutical, oral care and industrial end markets. With over a century of experience, Innophos produces complex phosphates to the highest standards of quality and consistency demanded by customers worldwide, develops new and innovative phosphate-based products to address specific customer applications and supports these high-value products with industry-leading technical service.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). For more information please see www.innophos.com. ’IPHS-E’

SOURCE Innophos Holdings, Inc.

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Financial Tables Follow

Innophos Holdings, Inc.	Breakstone Group
Investor Relations: (609) 366-1299 investor.relations@innophos.com	Maura Gedid 646-452-2335

Conference Call Details

The conference call is scheduled for Tuesday, February 8, 2011 at 10:00 am ET and can be accessed by dialing 888-680-0893 (U.S.) or 617-213-4859 (international) and entering passcode 83383394.  Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call.  A replay will be available between 1:00 pm ET on February 8 and 1:00 pm ET on February 22, 2011.  The replay is accessible by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and entering passcode 79950519.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon first-party suppliers; and other risks.  For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – Fourth Quarter

Segment Reporting – Fourth Quarter

The Company reports its operations in three segments – Specialty Phosphates - US/Canada, Specialty Phosphates - Mexico and GTSP & Other.  The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis.  The following table sets forth the historical results of these indicators by segment:

Three months ended December 31, 2010	Three months ended December 31, 2009	Net Sales % Change
Segment Net Sales			
Specialty Phosphates US & Canada....	$ 122,291	$ 114,199	7.1%
Specialty Phosphates Mexico...........	39,057	30,762	27.0%
Total Specialty Phosphates	161,348	144,961	11.3%
GTSP & Other................................	30,866	2,281	1253.2%
Total...	$ 192,214	$ 147,242	30.5%
Segment Operating Income			
Specialty Phosphates US & Canada....	$ 26,849	18,839	
Specialty Phosphates Mexico (a)........	1,921	(4,884)	
Total Specialty Phosphates (a)...........	28,770	13,955	
GTSP & Other (b)...........................	2,058	(2,277)	
Total...	$ 30,828	$ 11,678	
Segment Operating Income % of net sales			
Specialty Phosphates US & Canada....	22.0%	16.5%	
Specialty Phosphates Mexico (a)........	4.9%	(15.9)%	
Total Specialty Phosphates (a)...........	17.8%	9.6%	
GTSP & Other (b)...........................	6.7%	(99.8)%	
Total...	16.0%	7.9%	
Depreciation and amortization expense			
Specialty Phosphates US & Canada.................	$ 6,121	7,665	
Specialty Phosphates Mexico....................	3,846	4,114	
Total Specialty Phosphates	9,967	11,779	
GTSP & Other...	1,570	1,194	
Total....................................	$ 11,537	$ 12,973	

(a) The three months ended December 31, 2009 includes a $5.2 million charge to earnings for settlement of a supplier dispute.

(b) The three months ended December 31, 2010 includes a $1.0 million charge to earnings for the Mexican Water Duties.
The three months ended December 31, 2009 includes a $1.9 million charge to earnings for settlement of a supplier dispute.

Price / Volume – Fourth Quarter

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume.  The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance.  The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change.  Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended December 31, 2010 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Summary Profit & Loss Statement – Full Year

Segment Reporting – Full Year

The Company reports its operations in three segments – Specialty Phosphates - US/Canada, Specialty Phosphates - Mexico and GTSP & Other.  The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis.  The following table sets forth the historical results of these indicators by segment:

2010	2009	Net Sales % Change
Segment Net Sales			
Specialty Phosphates US & Canada….	$ 495,473	$ 500,995	(1.1)%
Specialty Phosphates Mexico…………	145,078	131,731	10.1%
Total Specialty Phosphates …………..	640,551	632,726	1.2%
GTSP & Other………………………..	73,680	34,033	116.5%
Total…………………………………	$ 714,231	$ 666,759	7.1%
Segment Operating Income			
Specialty Phosphates US & Canada….	$ 101,286	$ 126,080	
Specialty Phosphates Mexico (a)…..…	9,739	12,956	
Total Specialty Phosphates (a)………..	111,025	139,036	
GTSP & Other (b)……………………….	(15,589)	(12,146)	
Total…………………………………	$ 95,436	$ 126,890	
Segment Operating Income % of net sales			
Specialty Phosphates US & Canada….	20.4%	25.2%	
Specialty Phosphates Mexico (a)….….	6.7%	9.8%	
Total Specialty Phosphates (a)………..	17.3%	22.0%	
GTSP & Other (b)……………………….	(21.2)%	(35.7)%	
Total…………………………………	13.4%	19.0%	
Depreciation and amortization expense			
Specialty Phosphates US & Canada……..$	28,367	$ 30,495	
Specialty Phosphates Mexico………………	15,721	16,531	
Total Specialty Phosphates ……………… $	44,088	47,026	
GTSP & Other………………………………	5,383	4,161	
Total………………………………..	$ 49,471	$ 51,187	

(a) The year ended December 31, 2009 includes a $5.2 million charge to earnings for settlement of a supplier dispute.

(b) The year ended December 31, 2010 includes a $21.0 million charge to earnings for the Mexican Water Duties.
The year ended December 31, 2009 includes a $1.9 million charge to earnings for settlement of a supplier dispute.

Price / Volume – Full Year

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume.  The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance.  The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change.  Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the year ended December 31, 2010 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Year Ended December 31, 2010	2009
Cash flows from operating activities		
Net income	$ 45,155	$ 63,144
Adjustments to reconcile net income to net cash provided from operating activities:		
Depreciation and amortization	49,471	51,186
Amortization of deferred financing charges	7,150	3,130
Deferred income tax provision (benefit)	(6,680)	1,867
Deferred profit sharing	(2,064)	(756)
Stock based compensation	5,090	3,367
Gain on retirement of bonds	-	(3,500)
Changes in assets and liabilities:		
Decrease/(increase) in restricted cash	1,749	(1,749)
Decrease/(increase) in accounts receivable	(18,346)	23,196
Decrease/(increase) in inventories	(9,546)	31,674
Increase in other current assets	(34,270)	(6,433)
(Decrease)/increase in accounts payable	16,716	(4,980)
Increase/(decrease) in other current liabilities	24,522	15,172
Changes in other long-term assets and liabilities	(2,989)	(1,218)
Net cash provided from operating activities	75,958	174,100
Cash flows used for investing activities:		
Capital expenditures	(31,192)	(19,609)
Net cash used for investing activities	(31,192)	(19,609)
Cash flows from financing activities:		
Proceeds from exercise of stock options	236	633
Proceeds from term-loan due 2015	100,000	-
Revolver borrowing	50,000	-
Principal repayment of senior subordinated notes	(190,000)	-
Principal repayment of senior unsecured notes	(56,000)	(6,500)
Principal repayment of term-loan due 2015	(1,000)	-
Principal payments of term-loan due 2010	-	(126,500)
Deferred financing costs	(2,828)	(1,050)
Excess tax benefits from exercise of stock options	640	495
Dividends paid	(14,559)	(14,446)
Net cash used for financing activities	(113,511)	(147,368)
Net change in cash	(68,745)	7,123
Cash and cash equivalents at beginning of period	132,451	125,328
Cash and cash equivalents at end of period	$ 63,706	$ 132,451

Summary Balance Sheets

Additional Information

Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP.  The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.